March 27, 2002




Liberty All-Star Equity Fund
One Financial Center
Boston, Massachusetts  02111

Ladies and Gentlemen:

     We have acted as counsel to Liberty All-Star Equity Fund, a Massachusetts business trust (the "Trust"), in connection with the Trust's Registration Statement on Form N-2 to be filed with the Securities and Exchange Commission (the "Commission") on March 27, 2002 (the "Registration Statement"), with respect to the registration of an aggregate of 10,688,506 authorized but previously unissued shares of beneficial interest of the Trust, without par value (the "Shares").

     In connection with this opinion, we have examined the following described documents:

     (a) a proof distributed on March 25, 2002 of the prospectus and statement of additional information to be included as part of the Registration Statement;

     (b) a certificate of the Secretary of State of the Commonwealth of Massachusetts as to the existence of the Trust;

     (c) copies, certified by the Secretary of State of the Commonwealth of Massachusetts, of the Trust's Declaration of Trust and of all amendments thereto on file in the office of the Secretary of State (the "Declaration"); and

     (d) a certificate executed by Jean S. Loewenberg, Secretary, of the Trust, certifying, and attaching copies of, the Declaration and the By-laws of the Trust (the "By-laws") and certain votes of the Trustees of the Trust authorizing the issuance of the Shares.

     In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in
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Liberty All-Star Equity Fund
March 27, 2002
Page 2


original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement, as filed with the Commission, will be in substantially the form of the proof referred to in paragraph (a) above. We note that Section 8.7(c) of the Declaration sets forth certain limitations on the issuance of Shares to certain shareholders of the Trust deemed to be principal shareholders for the purposes of that Section. We have assumed for purposes of this opinion that the rights offering described in the Registration Statement and the issuance of Shares pursuant thereto is not within the scope of the prohibitions of that Section.

     This opinion is based entirely on our review of the documents listed above. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

     This opinion is limited solely to the laws of the Commonwealth of Massachusetts as applied by courts in such Commonwealth, except that we express no opinion as to any Massachusetts securities law.

     We understand that all of the foregoing assumptions and limitations are acceptable to you.

     Based upon and subject to the foregoing, please be advised that it is our opinion that the Shares, when issued and sold in accordance with the Registration Statement and the Declaration and By-laws, will be legally issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Fund may under certain circumstances be held personally liable for the Trust's obligations.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,


                                                    /S/BINGHAM DANA LLP
                                                    -------------------
                                                       BINGHAM DANA LLP